Hamilton Announces Common Share Repurchase Authorization PEMBROKE, BERMUDA, November 4, 2025 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”) announced today that its Board of Directors has approved a $150 million increase to the Company’s existing share repurchase authorization (the “Authorization”). Under the Authorization, Hamilton may repurchase shares through open market transactions and/or privately negotiated purchases, including pursuant to repurchase plans adopted under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Authorization will remain in effect until the Company has repurchased the full value of shares authorized, unless earlier terminated by the Hamilton Board of Directors. The timing, as well as the number and value of the common shares being repurchased, will be determined by the Company at its discretion and will depend on a variety of factors, including the capital position of the Company and the market price of the Company’s common shares. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contact Darian Niforatos investor.relations@hamiltongroup.com